COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN DREYFUS PENNSYLVANIA INTERMEDIATE MUNICIPAL BOND
 FUND AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND
 INDEX

 EXHIBIT A:

                  LEHMAN          DREYFUS
                 BROTHERS       PENNSYLVANIA
    PERIOD        10-YEAR       INTERMEDIATE
                 MUNICIPAL       MUNICIPAL
               BOND INDEX *      BOND FUND

  12/16/93           10,000           10,000
  11/30/94            9,354            9,942
  11/30/95           11,090           11,580
  11/30/96           11,717           12,170
  11/30/97           12,544           12,982

 *Source: Lehman Brothers